[DESCRIPTION]SCHEDULE 13G/A

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                             (Amendment No.   1 )*

                            OMNINET MEDIA.COM, INC.

                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)

                                  68212N 10 0

                                 (CUSIP Number)

                                August 17, 2000

            (Date of Event Which Requires Filing of this Statement)

                                  Aaron Tsai
                           c/o MAS Financial Corp.
                              17 N. Governor St.
                          Evansville, Indiana 47711
                                 (812) 425-1050

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.: 68212N 10 0
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   MAS Capital Inc.
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   31-1678027
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Indiana
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      25,000
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           0
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            25,000
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   25,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.06%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.: 68212N 10 0
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   Aaron Tsai
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ###-##-####
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      25,000
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           0
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            25,000
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   25,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    0.06%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer: Omninet Media.com, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               7825 Fay Avenue,  Suite 200
               La Jolla,  CA 92037
Item 2.

          (a)  Name of Person Filing: MAS Capital Inc. and Aaron Tsai.

               (MAS Capital Inc. is controlled by Aaron Tsai)

          (b)  Address of Principal Business Office:

               MAS Capital Inc. and Aaron Tsai:
               c/o MAS Financial Corp.
               17 N. Governor St.
               Evansville, IN 47711

          (c)  Citizenship: MAS Capital Inc. - Indiana, Aaron Tsai - USA.

          (d)  Title of Class of Securities: Common Stock

          (e)  CUSIP Number: 68212N 10 0

Item 3.   Not Applicable.

Item 4.   Ownership

          (a)  Amount Beneficially Owned: 25,000

          (b)  Percent of Class:  0.06%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote   25,000.

               (ii)   shared power to vote or to direct the vote       -0-.

               (iii)  sole power to dispose or to direct the disposition of

                      25,000.

               (iv)   shared power to dispose or to direct the disposition of

                      -0-.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       October 11, 2000

                                       MAS Capital Inc.

                                       By: /s/ Aaron Tsai
                                       ----------------------------------
                                       Aaron Tsai
                                       President


                                       By: /s/ Aaron Tsai
                                       ----------------------------------
                                       Aaron Tsai

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